UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 18, 2014

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32185	36-3953261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road

Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.
On June 18, 2014, as part of the annual meeting of stockholders of Inland Real Estate Corporation, a Maryland corporation (the “Company”), the Company held a stockholder vote on Proposals 1, 2, 3 and 4 as described in the Company's Notice of Annual Meeting of Stockholders and Proxy Statement ("the Proxy Statement"). As of the record date on April 17, 2014, a total of 99,778,868 shares of the Company's common stock were outstanding and entitled to vote. A total of 86,618,549 shares were present in person or by proxy at the annual meeting, representing approximately 86.81% of the outstanding stock entitled to vote.
The stockholders elected the eight nominees named below to serve as directors until the next annual meeting of stockholders or as otherwise provided in the Company's governing documents.  The final results of the election of directors were as follows:

Name	Votes For	Votes Against	Abstentions	Broker Non-Votes

Thomas P. D'Arcy	68,837,262	2,053,987	160,651	15,566,649
Daniel L. Goodwin	68,687,464	2,193,599	170,837	15,566,649
Joel G. Herter	69,154,908	1,728,322	168,670	15,566,649
Heidi N. Lawton	69,319,246	1,590,065	142,589	15,566,649
Thomas H. McAuley	68,739,561	2,152,464	159,875	15,566,649
Thomas R. McWilliams	69,634,747	1,268,970	148,183	15,566,649
Joel D. Simmons	63,839,913	7,066,348	145,639	15,566,649
Mark E. Zalatoris	69,205,346	1,681,904	164,650	15,566,649
In addition to electing directors, the stockholders ratified the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.  Stockholders cast 84,026,122 votes for ratifying the appointment and 2,341,167 votes against ratifying the appointment.   Stockholders abstained from casting 251,260 votes on the ratification of the appointment of KPMG LLP, and there were no broker non-votes.
The stockholders approved Proposal 3 to approve the 2014 Equity Award Plan as described in the Proxy Statement. Stockholders cast 60,896,545 votes approving Proposal 3 and 9,749,982 against approving Proposal 3. There were 405,373 abstentions and 15,566,649 broker non-votes on this proposal.
Stockholders also voted in favor of a non-binding advisory resolution approving our executive compensation.  Stockholders cast 62,272,397 votes in favor of the resolution and 8,359,607 against the resolution.  There were 419,896 abstentions and 15,566,649 broker non-votes on this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

Date: June 23, 2014	By:	/s/ Mark E. Zalatoris
	Name:	Mark E. Zalatoris
	Title:	President and Chief Executive Officer